Tactical Investment Series Trust 485BPOS

Exhibit 99.(i)(2)

April 29, 2024

Tactical Investment Series Trust

11726 Seven Gables Road

Cincinnati, OH 45249

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the TFA Tactical Income Fund, Tactical Growth Allocation Fund, TFA Quantitative Fund, and TFA AlphaGen Growth Fund, each a series portfolio of the Tactical Investment Series Trust (the “Trust”) that is included in Post-Effective Amendment No. 10 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-252544), and Amendment No. 13 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23631), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 991-8472 or bo@fintechlegal.io.

Very truly yours,

/s/ Bo J. Howell
On behalf of FinTech Law